Exhibit 3.24

Doc 22  State of California OFFICE OF THE SECRETARY OF STATE CORPORATION DIVISION I, MARCH FONG EU, Secretary of State of the State of California, hereby certify: That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct. IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this FEB 4 1988  [ILLGIBLE] Secretary of State  SEC/STATE FORM CE-107 86 40888

1605987 ENDORSED FILED In the office of the Secretary of State of the State of California FEB 3 1988 MARCH FONG EU, Secretary of State ARTICLES OF INCORPORATION OF WHOLE FOODS MARKET CALIFORNIA, INC. ARTICLE I NAME The name of the Corporation is Whole Foods Market California, Inc. ARTICLE II PURPOSES The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code. ARTICLE III INITIAL AGENT FOR SERVICE OF PROCESS The name and address in the State of California of the Corporation’s initial agent for service of process are Craig Weller, 774 Emerson Street, Palo Alto, California 94301. 2932h 1. 020288

ARTICLE IV STOCK The Corporation is authorized to issue two classes of shares to be designated respectively “Preferred” and “Common”. The total number of Preferred shares authorized is 10,000,000, and the total number of Common shares authorized is 10,000,000. The Preferred shares authorized by these Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred shares, and to fix, alter or reduce the number of shares comprising any such series (but not below the number of such shares outstanding for any such series) and the designation thereof, or any of them, and to provide for rights and terms of redemption or conversion of the shares of any such series. ARTICLE V LIABILITY OF DIRECTORS AND INDEMNIFICATION The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations 2932h 2. 020288

Code) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code. IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation on February 2, 1988. Marta L. Morando Marta L. Morando 2932h3. 020288